                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                  SCHEDULE 13G
                                (RULE 13d - 102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                   PURSUANT TO RULES 13D-1(b), (c) AND (d) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                          (AMENDMENT NO. __________)(1)

                            REPTRON ELECTRONICS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    76026W109
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  |X|      Rule 13d-1(b)

                  |_|      Rule 13d-1(c)

                  |_|      Rule 13d-1(d)

         (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




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                                       13G
 CUSIP NO. 76026W109                               PAGE 2 OF 9 PAGES
================================              ==================================




1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Forum Capital Markets LLC


2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                    (b)  [   ]


3.        SEC USE ONLY


4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

        NUMBER OF          5.    SOLE VOTING POWER
         SHARES                  413,757
      BENEFICIALLY
        OWNED BY           6.    SHARED VOTING POWER
          EACH                   zero
        REPORTING
       PERSON WITH         7.    SOLE DISPOSITIVE POWER
                                 413,757

                           8.    SHARED DISPOSITIVE POWER
                                 zero

9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          413,757

10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                [  ]


11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          6.3%

12.       TYPE OF REPORTING PERSON*

          BD


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

================================              ==================================
                                       13G
  CUSIP NO. 76026W109                            PAGE 3 OF 9 PAGES
================================              ==================================



1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Founders Financial Group, L.P.


2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                    (b)  [   ]


3.        SEC USE ONLY


4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

        NUMBER OF          5.    SOLE VOTING POWER
         SHARES                  413,757
      BENEFICIALLY
        OWNED BY           6.    SHARED VOTING POWER
          EACH                   zero
        REPORTING
       PERSON WITH         7.    SOLE DISPOSITIVE POWER
                                 413,757

                           8.    SHARED DISPOSITIVE POWER
                                 zero

9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           413,757

10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES                                                [  ]


11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.3%

12.        TYPE OF REPORTING PERSON*

           PN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

================================              ==================================
                                       13G
 CUSIP NO. 76026W109                                  PAGE 4 OF 9 PAGES
================================              ==================================



1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Michael A. Boyd, Inc.

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                    (b)  [   ]


3.        SEC USE ONLY


4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Connecticut

        NUMBER OF          5.    SOLE VOTING POWER
         SHARES                  413,757
      BENEFICIALLY
        OWNED BY           6.    SHARED VOTING POWER
          EACH                   zero
        REPORTING
       PERSON WITH         7.   SOLE DISPOSITIVE POWER
                                 413,757

                           8.    SHARED DISPOSITIVE POWER
                                 zero

9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          413,757

10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                               [  ]



11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          6.3%

12.       TYPE OF REPORTING PERSON*

          CO


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

================================              ==================================
                                       13G
 CUSIP NO. 76026W109                                   PAGE 5 OF 9 PAGES
================================              ==================================



1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Michael A. Boyd

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                    (b)  [   ]


3.        SEC USE ONLY


4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

        NUMBER OF          5.   SOLE VOTING POWER
         SHARES                 413,757
      BENEFICIALLY
        OWNED BY           6.    SHARED VOTING POWER
          EACH                   zero
        REPORTING
       PERSON WITH         7.    SOLE DISPOSITIVE POWER
                                 413,757

                           8.    SHARED DISPOSITIVE POWER
                                 zero

9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          413,757

10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                              [  ]



11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          6.3%

12.       TYPE OF REPORTING PERSON*

          IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

================================              ==================================
                                       13G
  CUSIP NO. 76026W109                                 PAGE 6 OF 9 PAGES
================================              ==================================


ITEM 1.
                  (A)  NAME OF ISSUER.

                  Reptron Electronics, Inc. (the "Issuer").

                  (B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

                  The Issuer's principal executive offices are located at 14401 McCormick Drive, Tampa, Florida 33626.

ITEM 2.
                  (A) NAMES OF PERSONS FILING.

                  This statement is filed by the following persons: (a) Forum Capital Markets LLC, a broker/dealer registered under Section 15 of the Act ("Forum"), (b) Founders Financial Group L.P. ("Founders"), in its capacity as the owner of a controlling interest in Forum, (c) Michael A. Boyd, Inc. ("MAB, Inc."), in its capacity as the general partner of Founders and (d) Michael A. Boyd ("Mr. Boyd"), in his capacity as the sole director and shareholder of MAB, Inc. (collectively, the "Filing Parties").

                  (B) ADDRESS   OF  PRINCIPAL  BUSINESS  OFFICE  OR,  IF   NONE,
                      RESIDENCE.

                  The principal business office of each of the Filing Parties is 53 Forest Avenue, Old Greenwich, Connecticut 06870.

                  (C)  CITIZENSHIP.

                  Forum is  a  Delaware  Limited   Liability  Company.  Founders
is a Delaware limited partnership. MAB, Inc. is a Connecticut corporation. Mr. Boyd is a United States citizen.

                  (D) TITLE OF CLASS OF SECURITIES.

                  This statement relates to shares of Common Stock (the "Common Stock") of the Issuer.

================================              ==================================
                                       13G
  CUSIP NO. 76026W109                                 PAGE 7 OF 9 PAGES
================================              ==================================

                  (E)  CUSIP NUMBER.

                  76026W109

ITEM 3.           IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2
                  (B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                  (a)  |X|   Broker or dealer registered under Section 15 of the
                             Act,

                  (b)  |_|   Bank as defined in Section 3(a)(6) of the Act,

                  (c)  |_|   Insurance Company as defined in Section 3(a)(19) of
                             the Act,

                  (d)  |_|   Investment  Company  registered  under Section 8 of
                             the Investment Company Act,

                  (e)  |_|   Investment  Adviser registered under Section 203 of
                             the Investment Advisers Act of 1940,

                  (f)  |_|  Employee Benefit Plan, Pension Fund which is subject
                            to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)
                            (1)(ii)(F),

                  (g)  |_|  Parent Holding Company, in accordance with Rule 13d-
                            1(b)(ii)(G); see Item 7,

                  (h)  |_|  Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

ITEM 4.           OWNERSHIP.

                  (A)      AMOUNT BENEFICIALLY OWNED.

                           Each  of  Forum,  Founders,  MAB,  Inc.  and Mr. Boyd

beneficially owns 413,757 shares of Common Stock.

                  (B)      PERCENT OF CLASS.

Each of  Forum, Founders, MAB, Inc. and Mr. Boyd owns 6.3% of the Common Stock.

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                                       13G
 CUSIP NO. 76026W109                                 PAGE 8 OF 9 PAGES
================================              ==================================


                  (C) POWER TO VOTE OR DIRECT THE VOTE AND DISPOSE OR DIRECT THE DISPOSITION OF SECURITIES.

                  Each of  Forum,  Founders,  MAB,  Inc.  and Mr.  Boyd has sole power to vote or dispose or to direct the vote or  disposition  of the shares of

Common Stock.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting  person has ceased to be the  beneficial  owner of more than five percent of the class of securities,  check the following [ ]

ITEM 6.           OWNERSHIP OF  MORE  THAN  FIVE  PERCENT  ON  BEHALF OF ANOTHER
                  PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.          CERTIFICATION.

                  By signing  below I certify  that, to the best of my knowledge and belief,  the securities  referred to above were acquired and are held in the ordinary  course  of  business  and were not  acquired  and are not held for the purpose of or with the effect of  changing  or  influencing  the  control of the issuer of the  securities  and were not acquired and are not held in  connection with or as a participant in any transaction having that purpose or effect.

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                                       13G
 CUSIP NO. 76026W109                                     PAGE 9 OF 9 PAGES
================================              ==================================

                                    SIGNATURE

                  After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this statement is true, complete and correct.


                                     FORUM CAPITAL MARKETS LLC



Dated:  April 27, 1999               By:  /S/ STEPHEN J. DEVOE III
                                       ---------------------------------------
                                          Name: Stephen J. DeVoe III
                                          Title:  Chief Operating Officer


                                     FOUNDERS FINANCIAL GROUP, L.P.



Dated:  April 27, 1999               By:  /S/ MICHAEL A. BOYD
                                       ----------------------------------------
                                           Name:  Michael A. Boyd
                                           Title: Chairman



                                      MICHAEL A. BOYD, INC.



Dated: April 27, 1999                 By:  /S/ MICHAEL A. BOYD
                                         --------------------------------------
                                            Name:  Michael A. Boyd
                                            Title:  President


                                       MICHAEL A. BOYD



Dated:  April 27, 1999                 By:   /S/ MICHAEL A. BOYD
                                          -------------------------------------
                                             Michael A. Boyd